Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-212154 and 333-199960 on Form S-8 and No. 333-208286 on Form S-3 of our reports dated February 27, 2017, relating to the consolidated financial statements of INC Research Holdings, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of INC Research Holdings, Inc. and its subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
February 27, 2017